Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
CoreSite Realty Corporation:

We consent to the incorporation by reference in the registration statements on Form S‑3 (Nos. 333-221023 and 333‑177052) and Form S‑8 (Nos. 333‑190142 and 333‑169610) of CoreSite Realty Corporation of our report dated February 8, 2019, with respect to the consolidated balance sheets of CoreSite Realty Corporation as of December 31, 2018 and 2017, and the related consolidated statements of operations, comprehensive income, equity, and cash flows for each of the years in the three‑year period ended December 31, 2018, and the related notes, and the financial statement schedule, Schedule III – Real Estate and Accumulated Depreciation (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2018, which report appears in the December 31, 2018 Annual Report on Form 10‑K of CoreSite Realty Corporation.

Our report dated February 8, 2019, includes an explanatory paragraph related to CoreSite Realty Corporation’s change in method of accounting for revenue from contracts with customers and for accounting for leases in 2018 due to the adoption of ASC Topic 606, Revenue Recognition – Revenue from Contracts with Customers and ASC Topic 842, Leases.

/s/KPMG LLP

Denver, Colorado
February 8, 2019